Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Safeway Inc. Announces End of “Go Shop” Period

PLEASANTON, CA— March 28, 2014—Safeway Inc. (NYSE: SWY), (“Safeway”), today announced the expiration of the 21-day “go-shop” period pursuant to the terms of the previously announced definitive merger agreement under which AB Acquisition LLC has agreed to acquire all outstanding shares of Safeway.

Under the definitive merger agreement, Safeway and its representatives were permitted to solicit and engage in negotiations with respect to alternative acquisition proposals during the 21-day period that ended at 11:59 p.m. (Eastern Time) on March 27, 2014 (the “go-shop” period). None of the parties contacted by Safeway during the “go-shop” period notified Safeway by the deadline that they would be interested in pursuing an alternative transaction under the merger agreement.

Starting at 12:00 a.m. (Eastern Time) on March 28, 2014, Safeway became subject to customary “no shop” provisions that limit its ability to solicit alternative acquisition proposals from third parties or to provide confidential information to third parties, subject to customary “fiduciary out” provisions.

The parties to the merger agreement currently expect to complete the merger in the fourth quarter of 2014 following the satisfaction of customary closing conditions, including approval of the merger by the holders of a majority of the outstanding shares of Safeway common stock and regulatory approvals including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

About Safeway Inc.

Safeway Inc., which operates Safeway, Vons, Pavilions, Randalls, Tom Thumb, and Carrs stores, is a Fortune 100 company and one of the largest food and drug retailers in the United States with sales of $36.1 billion in 2013. The company operates 1,335 stores in 20 states and the District of Columbia, 13 distribution centers and 20 manufacturing plants, and employs approximately 138,000 employees. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY. For more information, please visit www.Safeway.com.

Additional Information and Where to Find It

This document may be deemed to be solicitation material in respect of the proposed acquisition of Safeway by AB Acquisition LLC. In connection with the proposed merger transaction, Safeway will file with the SEC and furnish to Safeway’s shareholders a proxy statement and other relevant documents. Shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the proposed acquisition. Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of Safeway’s filings with the SEC from Safeway’s website at http://www.Safeway.com or by directing a request to: Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California 94588, Attention: Investor Relations.

Participants in the Solicitation

Safeway and its directors, executive officers and certain other members of management and employees of Safeway may be deemed “participants” in the solicitation of proxies from shareholders of Safeway in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Safeway in connection with the proposed acquisition will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about Safeway’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and in its definitive proxy statement filed with the SEC on Schedule 14A on April 1, 2013.

Forward-Looking Statements

This press release contains certain forward-looking statements which are indicated by words such as “expects,” “will,” “plans,” “intends,” “committed to,” “estimates” and “is.” No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither Safeway nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond Safeway’s control. These factors include: failure to obtain shareholder approval of the proposed merger; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals; failure to consummate or delay in consummating the transaction for other reasons; changes in laws or regulations; and changes in general economic conditions. Safeway undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information please refer to Safeway’s most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.

Investor contacts:

Christiane Pelz 925-467-3832 or Melissa Plaisance 925-467-3136

Media contacts:

Teena Massingill 925-467-3810 or Brian Dowling 925-467-3787